Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors:	For Media:
ImmunoGen, Inc.	Pure Communications, Inc.
Carol Hausner, 781-895-0600	Dan Budwick, 973-271-6085
info@immunogen.com	DRAFT.

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results
and Provides Corporate Update

—Quarterly Conference Call Today at 8:00 am ET—

•                  Wholly owned product candidates — advancing, with expanding news flow expected.

•                  Kadcyla® sales growing — launches in European Union starting.

•                  Beyond Kadcyla — encouraging initial clinical findings now reported with six other compounds in development through partnerships.

•                  Company updates guidance — expects to end fiscal year with greater cash balance than previously projected.

WALTHAM, MA, April 25, 2014 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops novel anticancer therapeutics using its antibody-drug conjugate (ADC) technology, today reported financial results for the three-month period ended March 31, 2014 — the third quarter of the Company’s 2014 fiscal year. ImmunoGen also provided an update on Company and partner product programs.

“The expanding amount of encouraging clinical data being reported by us and our partners reflects the investments we have made in our technology and in our product development capabilities,” commented Daniel Junius, President and CEO. “Earlier this month, we reported clinical data showing that our change to the dosing calculation for IMGN853 appears to have had the desired effect, and we are pleased with the dose levels being achieved. There continues to be strong investigator interest in our IMGN289 EGFR-targeting ADC, which has enabled dose escalation to already be reaching potentially therapeutic dose levels. Dose escalation with IMGN529 has resumed, as noted previously, and this compound for B-cell malignancies is now being administered at doses above those where anticancer activity was first seen.”

Mr. Junius continued, “Kadcyla sales are off to a good start, with the results from its next registration trial — MARIANNE — expected later this year. Encouraging initial clinical data were reported with Amgen’s AMG 595 earlier this month, and we expect the body of clinical data around our compounds and those of our partners to increase substantially in 2014.”

ImmunoGen Wholly Owned Product Candidates

IMGN853 — This ADC is a potential treatment for folate receptor α-positive cancers, including many ovarian, endometrial and lung cancers.

•                  Initial findings reported at the annual meeting of the American Association of Cancer Research (AACR) earlier this month showed the change made in dose calculation — from use of total body weight (TBW) to adjusted ideal body weight (AIBW) — appears to have achieved its objective: none of the six patients treated with IMGN853 at 5 mg/kg AIBW had ocular toxicity compared with four of ten using TBW. Evidence of activity has been seen with IMGN853 at doses of 3.3 mg/kg (TBW) and above, as previously reported.

•                  Additional IMGN853 clinical data are to be presented at the upcoming annual meeting of the American Society of Clinical Oncology (ASCO).

•                  The Company expects to establish the maximum tolerated dose of IMGN853 with the current once every 3 weeks dosing schedule this quarter and to begin assessing IMGN853 specifically in patients with platinum-resistant ovarian cancer or relapsed endometrial cancer. The first disease-specific data are expected to be reported later this year.

•                  IMGN853 also is being assessed using a modified weekly dosing schedule, to enable the best schedule to be used as it advances.

IMGN529 — This CD37-targeting ADC is a potential new treatment for B-cell malignancies, including non-Hodgkin lymphoma.

•                  The first clinical findings with IMGN529 are scheduled for presentation at ASCO.

IMGN289 — This EGFR-targeting ADC is a potential new treatment for many epithelial tumors, including squamous cell head/neck and lung cancers.

•                  The Company reported preclinical data at AACR on the activity of IMGN289 against tyrosine kinase inhibitor (TKI)-resistant EGFR-positive cancers.

•                  Dose-escalation is ongoing in the IMGN289 Phase I clinical trial, with updates — initial data and/or development events — expected in the second half of 2014.

Partner Compounds

Roche’s Kadcyla (ado-trastuzumab emtansine) is the first marketed product utilizing ImmunoGen’s ADC technology.

•                  Sales — Roche reported global Kadcyla sales of 102 million CHF (approximately $115 million) for the first quarter of 2014 (January-March, 2014). Launch of Kadcyla has begun in some countries in the EU and is ongoing in the US; launch in Japan began last week.  ImmunoGen receives and recognizes royalties on Kadcyla sales in the quarter after the quarter in which Roche records the sales.

•                 First-line for HER2-positive metastatic breast cancer — Roche expects results from its MARIANNE Phase III trial to be reported in the second half of 2014, and — with positive results — to submit in 2015 for regulatory approval.

•                  Advanced HER2-positive gastric cancer — Roche is evaluating Kadcyla for second-line use in this disease in its GATSBY trial. Regulatory submission — with positive results — is expected in 2015.

•                  Early stage HER2-positive breast cancer — Roche has three Phase III trials with

Kadcyla: KAITLIN, for adjuvant use, which is underway; KATHERINE, for residual invasive disease, which is underway; and KRISTINE, for neo-adjuvant use, which is expected to start this quarter.

A number of leading companies in oncology are developing anticancer compounds through partnerships with ImmunoGen. Recent updates include:

•                  The first clinical data with Amgen’s AMG 595 in glioblastoma were reported at AACR, with evidence of activity seen at doses that were well tolerated.

•                  With the presentation of the AMG 595 data at AACR, encouraging initial clinical findings have now been reported for six partner compounds in addition to Kadcyla: Amgen’s AMG 595, Bayer HealthCare’s BAY 94-9343 (anetumab ravtansine), Biotest’s BT-062 (indatuximab ravtansine), Sanofi’s SAR3419 (coltuximab ravtansine), SAR566658, and SAR650984.

•                  Patient dosing has begun in a clinical trial assessing CD138-targeting BT-062 for the treatment of triple negative metastatic breast cancer and metastatic urinary bladder cancer. BT-062 also is in clinical testing for the treatment of multiple myeloma. ImmunoGen has a BT-062 opt-in right for co-development and co-commercialization jointly with Biotest in the US.

•                  ImmunoGen expects one or more partner IND submissions in 2014, plus additional clinical data presentations.

Financial Results

For the Company’s quarter ended March 31, 2014 (3Q FY2014), ImmunoGen reported a net loss of $37.5 million, or $0.44 per basic and diluted share, compared to a net loss of $1.4 million, or $0.02 per basic and diluted share, for the same quarter last year (3Q FY2013). Included in the current period is a $12.8 million ($0.15/share) non-cash expense related to the collaboration recently established with CytomX.

Revenues for 3Q FY2014 were $6.9 million, compared to $25.0 million for 3Q FY2013. Revenues in the current period include $0.3 million of license and milestone fees, compared to $22.0 million in 3Q FY2013. The prior year fees include $11.1 million of amortization of an upfront license fee received from Novartis in FY2011 that was recognized in 3Q FY2013 with Novartis taking a development and commercialization license in that quarter as well as a $10.5 million milestone payment from Roche earned in 3Q FY2013 with the approval of Kadcyla in the US.

Revenues in 3Q FY2014 also include $2.6 million of royalty payments received from Roche in March 2014 for sales of Kadcyla during the three-month period ended December 31, 2013; the Company had no royalty revenue in 3Q FY2013. Additionally, revenues in 3Q FY2014 include $1.9 million of research and development support fees, compared to $2.3 million in such fees for 3Q FY2013, and $2.1 million of clinical materials revenue, compared to $0.7 million for 3Q FY2013. The amount of research and the number of batches of clinical materials produced and released to partners varies on a quarter-to-quarter basis.

Operating expenses in 3Q FY2014 were $44.3 million, compared to $26.3 million in 3Q FY2013. Operating expenses in 3Q FY2014 include research and development expenses of $38.3 million, compared to $21.3 million in 3Q FY2013. In 3Q 2014, the Company recorded a $12.8 million non-cash charge to research and development expense for technology rights obtained under the collaboration agreement executed with CytomX in January 2014. Also driving the change from the prior period are increased personnel expenses and increased costs associated with manufacturing clinical materials on behalf of our partners. Operating expenses also include general and administrative expenses of $6.0 million in 3Q FY2014, compared to $5.0 million in 3Q FY2013. This increase is primarily due to increased personnel expenses and patent expenses.

ImmunoGen had approximately $164.1 million in cash and cash equivalents as of March 31, 2014, compared with $195.0 million as of June 30, 2013, and had no debt outstanding in either period. Cash used in operations was $34.7 million in the first nine months of FY2014, compared with $48.7 million in the same period in FY2013. Capital expenditures were $4.7 million and $2.4 million for the first nine months of FY2014 and FY2013, respectively.

Updated Financial Guidance for Fiscal Year 2014

ImmunoGen is updating its financial guidance for FY2014 from that issued in January 2014. ImmunoGen now expects:

•                  Revenues to be between $60 million and $64 million, compared with previous guidance of between $71 million and $75 million;

•                  Operating expenses to be between $133 million and $137 million, compared with previous guidance of between $140 million and $144 million;

•                  Net loss to be between $71 million and $75 million, compared with previous guidance of between $67 million and $71 million;

•                  Net cash used in operations to be between $56 million and $60 million, compared with previous guidance of between $64 million and $68 million;

•                  Capital expenditures to between $8 million and $10 million, unchanged from previous guidance; and

•                  To end its fiscal year on June 30, 2014 with cash and cash equivalents of between $134 million and $138 million, compared with previous guidance of between $124 million and $128 million.

“We are investing in advancing and expanding our portfolio of compounds designed to make a meaningful difference for patients with cancer,” commented David Johnston, EVP and CFO. “In addition to using partnerships as an important source of non-dilutive capital, we also continue to carefully manage our cash expenses, as reflected in these financial results.”

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-0376; the passcode is 4427468.

The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through May 9, 2014.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses tumor-targeting antibodies to deliver an ImmunoGen cell-killing agent specifically to cancer cells; the Company has also developed antibodies with anticancer activity of their own. The first product with ImmunoGen’s ADC technology is Roche’s Kadcyla®. ImmunoGen has three wholly owned product candidates in clinical testing with additional compounds in clinical testing through the Company’s partnerships with Amgen, Bayer HealthCare, Biotest and Sanofi. More information about ImmunoGen can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2014 fiscal year; its cash and marketable securities as of June 30, 2014; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2014	2013
ASSETS

Cash and cash equivalents	$164,076	$194,960
Other assets	22,618	18,636

Total assets	$186,694	$213,596

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$21,197	$19,173
Long-term portion of deferred revenue and other long-term liabilities	67,563	72,576
Shareholders’ equity	97,934	121,847

Total liabilities and shareholders’ equity	$186,694	$213,596

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Revenues:
License and milestone fees	$305	$22,010	$39,150	$23,372
Royalty revenue	2,558	—	6,946	—
Research and development support	1,948	2,257	5,860	5,670
Clinical materials revenue	2,064	734	2,197	2,662

Total revenues	6,875	25,001	54,153	31,704

Expenses:
Research and development	38,280	21,318	81,171	66,674
General and administrative	6,040	4,995	18,013	16,098

Total operating expenses	44,320	26,313	99,184	82,772

Loss from operations	(37,445)	(1,312)	(45,031)	(51,068)

Other (expense) income, net	(7)	(39)	166	132

Net loss	$(37,452)	$(1,351)	$(44,865)	$(50,936)

Net loss per common share, basic and diluted	$(0.44)	$(0.02)	$(0.53)	$(0.61)

Weighted average common shares outstanding, basic and diluted	85,684	84,279	85,375	83,923